NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Everest Announces Estimated Fourth Quarter 2018 Catastrophe Losses

HAMILTON, Bermuda--(BUSINESS WIRE -- Jan. 24, 2019)

Everest Re Group, Ltd. (“Everest”) (NYSE:RE) announced today that it expects to incur in the fourth quarter 2018 catastrophe losses of $695 million, net of reinsurance, reinstatement premiums and taxes.

The catastrophe losses were related to the fourth quarter 2018 events of Hurricane Michael which impacted Florida and other states in the Southeastern US, the Camp and Woolsey wildfires in California, and the December hailstorm event in Australia.  In total, Everest sees industry losses from these events potentially approaching $30 billion. The impact to Everest is primarily arising from its reinsurance operations, and as such is dependent upon the loss reporting from ceding insurers across many underlying insurance policies.

Commenting on the losses, Dom Addesso, the Company’s President and Chief Executive Officer, said: “These losses reflect another year in which there has been an extraordinary level of industry catastrophes and are reflective of our market share. With $8 billion in shareholders equity and over 40 years of experience, Everest is well prepared to respond to the needs of our clients and the affected communities as they manage the impact of these recent events.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest Re Group, Ltd.
Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for more than 40 years through subsidiaries in the U.S., Europe, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com.

Contact:
Everest Re Group, Ltd.
Jon Levenson, Head of Investor Relations
Investor.relations@everestre.com
Phone (908) 604-3169

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